Exhibit 10.61

Mr. Brian J. Zachman
[REDACTED]

November 17, 2021

RE: Amendment to Offer of Employment dated December 28, 2018 (the “Amendment”)

Dear Brian,

We are pleased to extend your offer of employment and to ensure a smooth transition of your duties in accordance with the amended terms below.

Section 1, Offer and Position, is amended by adding the following:

During the Term of this Amendment, from January 1, 2022 through March 31, 2022 your position will remain as President, Global Risk Management, and you will ensure an effective transition of your responsibilities to other members of the senior management team. Effective April 1, 2022 through December 31, 2022 we are pleased to offer you the position of Risk Management Advisor to the Chief Executive Officer (“CEO”), and in this position you will report directly to the Chief Executive Officer of Bunge.

Section 3, Employment Term, is amended by extending the Term until December 31, 2022, unless otherwise mutually agreed by you and Bunge.

Section 4, Duties, is amended by adding the following:

In your capacity as Risk Management Advisor to the CEO, you will perform such duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time by the Chief Executive Officer of the Company, consistent with your role as a senior advisor of the Company.
Section 5, Location, is hereby deleted and replaced with the following:

During the Term of this Amendment your principal place of employment will be at our corporate headquarters in St. Louis, Missouri, subject to travel as needed to fulfil your employment duties and responsibilities; provided, however that from April 1, 2022 through December 31, 2022 you will work remotely.

Section 6, Base Salary, is amended by adding the following:

Exhibit 10.61
Effective April 1, 2022 through December 31, 2022 your base salary will be reduced to $10,000 per month, payable in accordance with the standard payroll practices of the Company.

Section 8, Annual Bonus Program, is hereby deleted in its entirety.

Section 9, Product Line Incentive Program, is deleted and replaced with the following:

Risk Management and Optimization Incentive Program

For the 2021 calendar year, you will continue to be eligible for the Risk Management and Optimization Incentive Program (“RMOI”) with a target annual award of 350% of your base salary and a maximum upward potential of 2.5 times this amount. This award is based on (1) Company performance goals achieved against the applicable performance goals established by the Human Resources and Compensation Committee of the Bunge Limited Board of Directors (the “Compensation Committee”), in its discretion, for the performance period, and (2) up to 0.75% of the Risk Adjusted Profit generated from applicable product lines under your responsibilities.

For the 2022 calendar year, your RMOI will be prorated for the period of January 1 – March 31. The Human Resources and Compensation Committee of the Bunge Limited Board of Directors, upon the recommendation of the CEO, will approve the ultimate RMOI incentive and any additional short term incentive beyond this based on services performed between April 1 2022 and December 31 2022. Any incentive compensation awarded for 2022 will be payable in March 2023.

In the event of a separation of employment for any reason other than voluntary resignation without Good Reason before the end of the Term, or termination for Cause, deferred awards will continue to vest in full, subject to recovery in the event of negative Risk Adjusted Profit for any calendar year during the period of deferral.

Section 10, Long-Term Incentive Program, is amended by adding the following

For 2022 calendar year, you will continue to be eligible for consideration for awards under the Company’s Equity Incentive Programs (“EIP”). The target value of your pro-rated award will be $500,000.

Section 11.b), Benefits and Perquisites, is hereby deleted and replaced with the following:

Perquisite Allowance: From January 1, 2022 through March 31, 2022 you will be eligible for a pro-rated Perquisite allowance of $2,400, payable in 6 installments. Effective April 1, 2022 you will no longer be eligible for the Perquisite Allowance.

All other terms and conditions of your employment remain unchanged. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the amended terms herein. Should you have any questions do not hesitate to call me.

Sincerely,

Deborah Borg
Chief Human Resources and Communications Officer

Exhibit 10.61
Acceptance of Offer
I have read, understood and accept all the amended terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
Brian J. Zachman

Signed .....................................

Date ........................................